EXHIBIT 99.1

Manatron Announces Fiscal 2004 Second Quarter Results

FOR IMMEDIATE RELEASE

CONTACT:
Paul Sylvester, President and CEO Manatron, Inc. (269) 567-2900 paul.sylvester@manatron.com	or	Matthew Hayden, President Hayden Communications, Inc. (843) 272-4653 matt@haydenir.com

KALAMAZOO, MI--(BUSINESS WIRE)--December 11, 2003--Manatron, Inc. (NASDAQ:MANA) a leading provider of web-based and client/server application software products and services for county, city and township governments today announced its results for the second quarter of fiscal 2004, which ended October 31, 2003.

Net revenues for the three months ended October 31, 2003 decreased by 7% from $9.7 million in the prior year second quarter to $9.0 million. Net revenues for the six months ended October 31, 2003 decreased by 6% from $19.2 million in the comparable prior year period to $18.1 million. These comparisons were influenced by the sale of the Company's financial suite of products and related business, which resulted in a $509,000 reduction in net revenues for the second quarter and a $908,000 reduction for the first half of this year. In addition, software license fees and professional service revenues are approximately $1.6 million lower for the first six months of this year, due to a slower than expected execution of the backlog in Florida, and local government budget constraints, which has led to several delays in the sales cycles for prospective new business. These decreases were partially offset by an increase in the Company's appraisal services revenues, which rose 24% in the second quarter and 27% for the six month period, due to the cyclical nature of this business in Ohio. The Company announced approximately $10 million in new appraisal service contracts last March.

Net income for the three months ended October 31, 2003 was $158,852, or $.04 per diluted share compared to $269,636 or $.07 per diluted share, for the second quarter in the prior year. Net income was $2.8 million, or $0.66 per diluted share, for the six months ended October 31, 2003 compared to $542,000, or $0.14 per diluted share, for the first half of the prior year. The six month net income includes a one time gain of $3.4 million, or $.54 per diluted share, associated with the sale of the Company's financial suite of products and related business.

Gross margins of 43% for the second quarter were comparable to the prior year, and down slightly from 42% to 41% for the first half of the year, primarily because of a shift in the mix of revenues. Selling, general and administrative expenses decreased by 3% for the second quarter and 5% for the first half of the year to $3.7 million and $7.0 million, respectively. The Company expensed approximately $1.7 million and $3.3 million of product development expenses in the second quarter and six month periods of the current year versus $1.6 million and $3.2 million in the prior year, respectively.

The Company's balance sheet remained strong with approximately $9 million in cash and investments, and no bank debt. Working capital increased by $2.5 million since April 30, 2003 to $7.7 million on October 31, 2003 primarily because of the sale of the Company's financial suite of products and related business. Shareholders' equity on October 31, 2003 increased by $2.9 million to $17.9 million from the balance reported at April 30, 2003, representing an increase in book value per share from $3.64 to $4.27.

Recent Highlights:
•

Signed a new $5.5 million Government Revenue Management (GRM) contract with Gwinnett County, signifying the Company's first entry into the state of Georgia with this product. Hired an experienced project manager to spearhead this rollout.

•	Awarded $8 million in property software and services business with new and existing clients in Ohio, Pennsylvania, Maryland, and Alaska, a new state for the Company.
•	Went live with the Company's new tax system in Walton County, Florida, a new account.
•	Went live with the Company's new tax and appraisal system in Union County, North Carolina, the first installation of this integrated product in that state.
•	Went live with the Company's new tax and appraisal system in Hamilton County, Ohio, the second installation of the new product in that state.
•	Went live with the Company's new tax system in two new counties in Indiana, bringing the total to 38 clients in that state using the new software.
•	Received the final payment of $520,000 on December 1, 2003 from Harris related to the sale of Company's Financial Product Line. This will be recognized as an additional gain in the third quarter.
•	The Board of Directors authorized the Company to repurchase up to $500,000 of the Company's common stock over the next 12 months.
•	Received Gold Certification from Microsoft.
•	Received state certification for our appraisal software in Alabama.

Manatron President and CEO Paul Sylvester stated, "While our quarterly results were softer than we would have liked, we are pleased with the progress our Company has made this year on several fronts. We have continued our commitment to allocate the necessary resources and capital for new product development as we move closer to a general tax product release in several states. We have strengthened our sales and marketing team, which has resulted in a more cohesive and focused approach that was able to yield $13.5 million in new business that we recently announced. And, as we have stated previously, our Software Systems and Services revenues can vary significantly from quarter to quarter due to the timing of software installations/implementations and the related recognition of license fees and professional services."

"Thanks to the leadership of Bill McKinzie, our Chief Operating Officer, our Florida team has made a lot of progress and has greatly improved our release planning process. We have had two major releases of our new tax software and are anticipating that it will be ready for general release in February. As a result, a number of new Florida implementations are already underway which should positively impact revenue in the third and fourth quarters."

"Our strong balance sheet and solid working capital position will enable us to invest in growth initiatives which will benefit the Company in the future. Our recurring revenues have increased by almost $1 million over the prior year, excluding the impact of the Financials divestiture, which provides more stability and predictability to our revenue base. We are also starting to investigate several strategic acquisition opportunities to expand our geographic footprint and customer base. We are confident that the remainder of fiscal 2004 will show marked improvements in our operating performance," Sylvester concluded.

Conference Call: Paul Sylvester, Manatron's President & CEO and Krista Inosencio, CFO, will hold a conference call to discuss these results.  The conference call will take place at 4:00PM, Eastern Time, on Thursday, December 11, 2003. Anyone interested in participating should call 800-473-6123 if calling within the United States or 973-582-2706 if calling internationally. There will be a playback available until December 18, 2003. To listen to the playback, please call 877-519-4471 if calling within the United States or 973-341-3080 if calling internationally. Please use pass code 4356356 for the replay.   This call is being web cast by ViaVid Broadcasting and can be accessed at Manatron's website at www.manatron.com. The web cast may also be accessed at ViaVid's website at www.viavid.net. The web cast can be accessed until January 11, 2004 on either site.

About Manatron, Inc.: Manatron, Inc. designs, develops, markets and supports a family of web-based and client/server application software products for county, city and township governments. Manatron's products support the back-office processes for these government agencies and also facilitate the "Virtual Courthouse" by providing Internet access to information for industry professionals and the public or by processing transactions over the Internet such as the payment of property taxes. Manatron provides mass appraisal services, through its Appraisal Services Division, assessing residential, commercial and other types of properties to ensure updated and equitable property valuations. Manatron currently is headquartered in Kalamazoo, Michigan and has regional offices in Florida, Illinois, Indiana, North Carolina and Ohio. Manatron serves approximately 1,400 customers in 25 states and three Canadian provinces. Information about Manatron, Inc. is available at the Company's site on the World Wide Web at http://www.manatron.com.

Safe Harbor Statement: The information provided in this news release may include forward-looking statements relating to future events, such as the development of new products, the commencement of production, or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the rate of growth of the local government market, increased competition in the industry, delays in developing and commercializing new products, adequacy of financing and other factors described in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

Non-GAAP Disclosure: Book value per share was calculated by dividing total shareholders' equity as of October 31, 2003 and April 30, 2003 by the total number of shares outstanding at those respective dates.

-- tables follow --

MANATRON, INC. AND SUBSIDIARY
CONSOLIDATED CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended October 31,		Six Months Ended October 31,
	2003	2002	2003	2002
Net Revenues	$8,997,696	$9,698,714	$18,095,294	$19,196,251
Cost of Revenues	5,126,773	5,533,017	10,600,513	11,069,835

Gross Profit	3,870,923	4,165,697	7,494,781	8,126,416
Selling, General & Admin. Expenses	3,696,514	3,807,326	7,044,536	7,398,198

Operating Income	174,409	358,371	450,245	728,218
Gain on Sale	--	--	3,442,148	--
Other Income, net	66,143	46,265	134,167	88,482

Pretax Income	240,552	404,636	4,026,560	816,700
Income Tax Expense	81,700	135,000	1,230,700	275,000

Net Income	$158,852	$269,636	$2,795,860	$541,700

Basic Earnings Per Share	$0.04	$0.07	$0.71	$0.14

Diluted Earnings Per Share	$0.04	$0.07	$0.66	$0.14

Basic Weighted Average Shares	4,000,899	3,835,517	3,952,856	3,794,106

Diluted Weighted Average Shares	4,281,038	3,952,726	4,250,221	3,911,989

BALANCE SHEET HIGHLIGHTS

	10/31/03	04/30/03
	(unaudited)	(audited)
Cash and Investments	$9,037,809	$10,349,165
Other Current Assets	10,646,088	10,996,015
Total Current Assets	19,683,897	21,345,180
Net Property & Equipment	2,984,609	3,060,408
Other Assets	7,430,249	6,924,979
Total Assets	$30,098,755	$31,330,567

Current Liabilities	$11,995,500	$16,129,985
Deferred Income Taxes	164,000	150,000
Shareholders' Equity	17,939,255	15,050,582
Total Liabilities and Equity	$30,098,755	$31,330,567

Outstanding Shares	4,202,769	3,997,354

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